EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Fusion Telecommunications International, Inc. (the "Company") on Form S-3 to be filed on or about April 10, 2015 of our report dated March 30, 2015 on our audit of the consolidated financial statements as of December 31, 2014 and for the year then-ended, which report was included in the Company's Annual Report on Form 10-K filed March 30, 2015. We also consent to the reference to our firm under the caption “Experts" in this Registration Statement on Form S-3.

/s/ EisnerAmper LLP

New York, New York
April 10, 2015